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                                                                      EXHIBIT 5

                         [ARNOLD & PORTER LETTERHEAD]

                                 July 12, 2000

Board of Directors
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland  20850

      Re:         Registration Statement on Form S-8

Gentlemen:

      We have acted as special counsel to EntreMed, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") relating to the Company's 1999 Long Term Incentive Plan (the "1999 Plan") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act") covering 1,750,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the 1999 Plan. This opinion is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

      For purposes of and in connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, including, without limitation, the 1999 Plan, the Company's Amended and Restated Certificate of Incorporation, as amended, its By-laws, and resolutions of the Board of Directors and stockholders of the Company, and such other documents as we deem necessary for rendering the opinions hereinafter expressed.

      The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

      A. We have assumed without verification the genuineness of all signatures on all documents, the legal capacity of all natural persons, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We also have assumed the accuracy, completeness and authenticity of statements of fact on which we are relying and have made no independent investigations thereof.


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      B.     The opinions set forth herein are based on existing laws,
ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

      C. We have assumed without verification that, with respect to the minutes of any meetings of the Company's Board of Directors or any committees thereof or of the stockholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

      D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

      E. We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Delaware. As to matters governed by such law, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

      Based upon, subject to and limited by the foregoing, upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that, under the General Corporation Law of the State of Delaware, the 1,750,000 shares of Common Stock issuable or issued pursuant to the 1999 Plan have been duly authorized by the Company and (a) when and as issued and delivered upon the exercise of options and stock appreciation rights or as incentive shares in the manner and on the terms described in the 1999 Plan and for legal consideration of not less than $0.01 per share, will be or have been validly issued, fully paid and nonassessable, and (b) when and as issued and delivered pursuant to the award of restricted stock in the manner and on the terms described in the 1999 Plan, and for legal consideration of not less than $0.01 per share, will be or have been validly issued, and upon the lapse of restrictions provided under such award, will be or have been fully paid and nonassessable.

      This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility or obligation to update or supplement it after such date or to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

      We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




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                                                      Sincerely yours,

                                                      /s/ Arnold & Porter





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